FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
September 28, 2006	CLIENT/MATTER NUMBER 075105-0111

First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

Ladies and Gentlemen:

        We have acted as counsel for First Business Financial Services, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 200,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), which may be issued pursuant to the First Business Financial Services, Inc. 2006 Equity Incentive Plan (the “Plan”).

        In connection with our representation, we have examined: (a) the Plan; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Amended and Restated Articles of Incorporation and the Bylaws of the Company, as amended to date; (d) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock thereunder; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        Based on the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months’ service in any one case.

BOSTON BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

FOLEY

First Business Financial Services, Inc.
September 28, 2006

        We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP FOLEY & LARDNER LLP